Calculation of Filing Fee Tables
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KROGER CO
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	4.700% Senior Notes due 2026	457(o)			$ 1,000,000,000.00	0.0001476	$ 147,600.00
Fees to be Paid	Debt	4.600% Senior Notes due 2027	457(o)			$ 1,000,000,000.00	0.0001476	$ 147,600.00
Fees to be Paid	Debt	4.650% Senior Notes due 2029	457(o)			$ 1,400,000,000.00	0.0001476	$ 206,640.00
Fees to be Paid	Debt	4.900% Senior Notes due 2031	457(o)			$ 1,300,000,000.00	0.0001476	$ 191,880.00
Fees to be Paid	Debt	5.000% Senior Notes due 2034	457(o)			$ 2,200,000,000.00	0.0001476	$ 324,720.00
Fees to be Paid	Debt	5.500% Senior Notes due 2054	457(o)			$ 2,100,000,000.00	0.0001476	$ 309,960.00
Fees to be Paid	Debt	5.650% Senior Notes due 2064	457(o)			$ 1,500,000,000.00	0.0001476	$ 221,400.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts:				$ 10,500,000,000.00		$ 1,549,800.00
		Total Fees Previously Paid:						$ 0.00
		Total Fee Offsets:						$ 0.00
		Net Fee Due:						$ 1,549,800.00
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $10,500,000,000.00. The prospectus is a final prospectus for the related offering.